Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 13th, 2023, between Holley Inc., a Delaware Corporation (the “Company”), and Matthew Stevenson (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1.	POSITION AND DUTIES.

(a)    During the Employment Term (as defined in Section 2 hereof), Executive shall serve as the Chief Executive Officer of the Company. In this capacity, Executive shall have the duties, authorities and responsibilities of Chief Executive Officer as shall be determined by the Board of Directors of the Company (the “Board”), from time to time.

(b)    During the Employment Term, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company. Notwithstanding the foregoing, Executive may serve on boards of directors or similar bodies of for-profit and non-profit organizations, including those that are industry-related, in each case so long as (i) such activities do not unreasonably interfere with the Executive’s performance of Executive’s responsibilities and duties or create an actual or potential conflict of interest with the Company, and (ii) so long as Executive complies with the Company’s Corporate Governance Guidelines, which require that directors must obtain approval from the Chairman of the Board and the chairperson of the Nominating and Governance Committee in advance of accepting an invitation to serve on the board of another for- profit organization, with the understanding that such approval shall not be unreasonably withheld.

(c)    Executive’s principal place of employment shall be in Bowling Green, Kentucky, or such other headquarters office as the Company may designate from time to time. Executive will have the opportunity to work remotely as permitted by Executive’s duties. Further Executive understands and agrees that Executive will be required to spend sufficient time at the Company’s offices and elsewhere to effectively perform Executive’s duties and responsibilities, and that Executive may be required to travel from time to time for business reasons.

(d)    Executive will relocate to the Bowling Green, Kentucky area (inclusive of the Nashville metropolitan area) as soon as practicable but no later than twelve (12) months after the Effective Date as defined in Section 2. The Company agrees to reimburse Executive the reasonable Relocation Expenses up to a cap in the aggregate amount of $150,000, which will be grossed up for taxes. “Relocation Expenses” means the following costs, in a reasonable amount, incurred by Executive in connection with the relocation to the Bowling Green area: packaging and transportation of household goods and personal belongings; expenses associated with one house- hunting trip (inclusive of airfare, hotel, rental vehicle, and meals); customary closing costs associated with the sale of an existing residence and/or purchase of a new residence; and the cost of temporary housing of up to $2,000 per month for a period not to exceed 12 months from the Effective Date. Such Relocation Expenses will be paid to Executive within a reasonable time of Executive’s request for reimbursement accompanied by receipts or other evidence of payment and any other documentation as may be required by the Company’s policies. If Executive fails to report for employment or if following employment is terminated for the commission of acts of dishonesty or immorality affecting Executive’s employment, Executive agrees to reimburse the Company for 100% of such expenses which have been paid to Executive, or for which the Company is responsible, if such termination of employment occurs within twelve months following commencement of employment, and at a rate of 50% thereof if such termination of employment occurs within twenty-four months following commencement of employment but following the initial twelve months following commencement of employment. Reimbursement of the Relocation Expenses shall be subject to all applicable payroll tax withholdings. The Company shall also pay Executive such amounts as are necessary to compensate Executive for any additional out-of-pocket federal, state, and local income taxes incurred by Executive with respect to any compensation attributed to Executive for the reimbursements provided under this Section 1(d).

2.    EMPLOYMENT TERM. The term of Executive’s employment under this Agreement shall commence on a date mutually agreed upon by the Company and Executive, but no later than July 17, 2023 (the “Effective Date”), and shall continue for a term of one (1) year thereafter (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be renewed for successive terms of one (1) year each (each a “Renewal Term”), unless either party elects to terminate this Agreement by providing written notice of non-renewal to the other party at least ninety (90) days prior to the expiration date of the then current term. The “Employment Term” shall mean the Initial Term plus any Renewal Terms as provided above or such shorter period if terminated in accordance with Section 6 hereof, subject to Section 7 hereof.

3.	COMPENSATION.

(a)    BASE SALARY. During the Employment Term, the Company agrees to pay Executive a base salary at an annual rate of $700,000, payable in accordance with the regular payroll practices of the Company. Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)    ANNUAL BONUS. During the Employment Term, Executive shall be eligible to participate in any bonus plan for senior executives of the Company as may be established by the Board or any committee thereof after consultation with the Executive from time to time (the “Annual Bonus”), with a target bonus opportunity of 100% of Base Salary (the “Target Bonus”) upon the attainment of one or more pre-established performance goals established by the Board or any committee thereof in its sole discretion, and a potential maximum bonus opportunity of 200% of Base Salary upon achievement of outperformance opportunities. To receive any Annual Bonus, the Executive must have been continuously employed by the Company or any of its subsidiaries through the date the applicable Annual Bonus becomes payable, in accordance with applicable plan terms or as determined by the Board, and be in “active working status” at the time of bonus payment, except as provided in Section 7(b) and (c)). The Annual Bonus will become payable following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, which completion and review shall not be unreasonably delayed. For purposes of this Agreement, “active working status” shall mean that Executive has not resigned (or given notice of his intention to resign) and has not been terminated (or been given notice of termination) for any reason, with or without “Cause,” as defined in Section 6.

(c)	SPECIAL EQUITY GRANTS.

(i)    Executive will receive a special one-time equity grant comprised of 1,000,000 Restricted Stock Units (RSUs) vesting over a four year period with 25% of the RSUs vesting on the one year anniversary of the grant, 25% of the RSUs vesting on the two year anniversary of the grant, 25% of the RSUs vesting on the three year anniversary of the grant, and 25% of the RSUs vesting on the four year anniversary of the grant (each such anniversary, an “Anniversary Vesting Date”), and provided, in each case, Executive remains continuously employed with the Company through each applicable vesting date, except as provided in Section 7(b) or (c) herein. The RSUs will be made pursuant and subject to the terms and conditions of a grant agreement prepared by the Company, and granted as an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently are intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. The grant agreement and the terms and conditions of the RSUs shall be interpreted in accordance and consistent with such exemption. Notwithstanding the foregoing, the RSUs will be governed as if issued under the Company’s 2021 Omnibus Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “2021 Plan”). Notwithstanding the foregoing, in the event Executive’s employment is terminated by the Company without Cause as defined in Section 6(d) or Executive resigns for Good Reason as defined in Section 6(f), in each case within the ninety (90) day period immediately preceding the relevant Anniversary Vesting Date in the year such Executive’s employment terminates, or in the event the Company elects to terminate this Agreement by providing written notice of non-renewal in accordance with Section 2 of this Agreement, the tranche of RSUs eligible to vest during such year shall immediately vest and become non-forfeitable as of the date the Executive’s employment ceases.

(ii)    Executive will receive a special one-time equity grant comprised of 1,520,000 Performance-based Stock Units (PSUs) vesting as target stock price thresholds are achieved (with the threshold achieved if the stock trades at or above the target level for 20 consecutive trading days), with the following target stock price thresholds: (A) $5.00 stock price threshold for 300,000 PSUs; (B) $7.50 stock price threshold for 300,000 PSUs;

(C) $10.00 stock price threshold for 300,000 PSUs; (D) $12.50 stock price threshold for 300,000 PSUs; and (E) $15.00 for 320,000 PSUs, provided, in each case, Executive remains continuously employed with the Company through the achievement of each applicable vesting threshold, except as provided in Section 7(c) herein. The eligibility to vest in such PSUs will in any event expire on the seven-year anniversary of the grant. The PSUs will be made pursuant and subject to the terms and conditions of a grant agreement prepared by the Company, and granted as an “employment inducement award” under

NYSE Rule 303A.08, and consequently are intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. The grant agreement and the terms and conditions of the PSUs shall be interpreted in accordance and consistent with such exemption. Notwithstanding the foregoing, the PSUs will be governed as if issued under the Company’s 2021 Plan.

(d)    ANNUAL EQUITY AWARD. Commencing in 2026 on the first date annual incentive equity awards are granted to similarly situated executives and subject to the terms of the 2021 Plan and the approval of the Compensation Committee of the Board, Executive will also be eligible to receive annual grants of equity-based incentive compensation in the amount of three- times Executive’s then-base salary; provided, however, any grant for 2026 will be prorated based on a fraction the numerator of which is the number of days from the third anniversary of the Effective Date to December 31, 2026 and the denominator of which is 365.

4.	SIGNING BONUS. Executive shall receive a signing bonus in the amount of

$700,000 (the “Signing Bonus”), less applicable withholdings and deductions, to be paid on the first regularly scheduled payroll date after Executive begins performing work for the Company, which is at least seven (7) days following the Effective Date, provided, however, that if the Executive’s employment with the Company is terminated: (i) by the Company for Cause pursuant to Section 6(c) at any time prior to the eighteenth month anniversary of the Effective Date; (ii) by Executive without Good Reason pursuant to Section 6(e) at any time prior to the eighteenth month anniversary of the Effective Date; or (iii) as a result of Executive’s exercise of the right under Section 2 not to renew during the Initial Term, Executive will repay the Signing Bonus to the Company as soon as practicable following the termination of employment and in no event more than sixty (60) days following the termination of employment.

5.	EMPLOYEE BENEFITS.

(a)    BENEFIT PLANS. During the Employment Term, Executive shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive employees generally, subject to the terms and conditions of such employee benefit plans, including satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder. Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as may be in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during the Employment Term and in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

(c)    VACATIONS. During the Employment Term, Executive shall be entitled to take vacation time with pay in accordance with the Company’s vacation policy, with a minimum of four weeks, as established and modified by the Board from time to time. The Executive shall use his best efforts to schedule vacation time in a manner that does not unduly interfere with the business of the Company.

6.    TERMINATION. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive is unable, with or without reasonable accommodation, to perform the duties and responsibilities contemplated under this Agreement for ninety (90) or more consecutive days or one hundred eighty (180) days within any period of 365 days due to physical or mental incapacity or impairment, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated. Nothing in this Agreement shall alter the Company’s obligations under applicable law related to employees with disabilities.

(b)	DEATH. Automatically upon the date of death of Executive.

(c)    CAUSE. Immediately (or, if applicable, upon the expiration of the cure period provided below) upon written notice by the Company to Executive of a termination for Cause in accordance with this subsection (c). For purposes of this Agreement, “Cause” shall mean (i) Executive’s commission of, indictment or conviction for, or pleading no contest to: (A) a felony, (B) any crime involving moral turpitude, (C) any crime that is injurious to the financial condition, reputation, or goodwill of the Company or any of its Affiliates (including, without limitation, fraud or embezzlement), (ii) Executive’s misappropriation of any of the Company’s or its Affiliate’s property or funds, (iii) Executive’s engaging in any illegal conduct in the performance of Executive’s duties and responsibilities for the Company (except minor motor vehicle infractions), (iv) conduct by Executive that brings or could reasonably be expected to bring the Company or any Affiliate of the Company into public disgrace or disrepute or otherwise injures the integrity, character or reputation, goodwill, or financial condition of the Company or any of its Affiliates, (v) gross negligence or willful misconduct by Executive with respect to the Company or any Affiliate of the Company, (vi) Executive’s gross or habitual neglect or non-performance of the material duties assigned to Executive or failure to carry out or comply with any lawful directives (including, without limitation, Executive’s failure to cooperate with the Company, or any of its Affiliates, or any governmental body’s investigation, inquiry, hearing, or similar proceeding and/or Executive’s failure to promptly notify the Board of, or material misstatements or omissions to the Board regarding, material developments regarding the Company, its Affiliates, customers, suppliers, employees or otherwise), (vii) Executive’s breach of the provisions of Section 9 of this Agreement or any other applicable restrictive covenants with the Company or any of its Affiliates, (viii) Executive’s material violation or breach of any of the Company’s written policies or procedures, including without limitation, any policies applicable to Executive’s employment, business ethics policies, or code of conduct policies, (ix) any other material breach by Executive of this Agreement or any other agreement with the Company or any of its Affiliates,

(x)    Executive’s failure to work on a full-time basis in fulfilling Executive’s employment duties hereunder, except for periods in which Executive is absent for scheduled paid time off, sickness, injury, or other authorized leaves of absence, or (xi) reporting to work under the influence of alcohol or illegal drugs, or using drugs (illegal or prescribed) or alcohol, whether or not at the workplace, in such a fashion as to cause the Company or any of its Affiliates economic or reputational harm or to affect Executive’s ability to perform Executive’s assigned duties and responsibilities; (xii) Executive’s attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any of its Affiliates, or any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and its Affiliates; or (xiii) Executive’s making a material misstatement or misrepresentation in any employment application, resume, or similar document submitted by Executive in connection with his employment by the Company; provided, however, that “Cause” will exist under subparts (iv) through (x) only if the action giving rise to the Cause, to the extent such action is curable, remains uncured fifteen (15) calendar days after notice from the Company specifying in reasonable detail the nature of the Cause. The existence of “Cause” hereunder shall be determined by the Board in its good faith discretion. “Affiliate,” as used in this section, shall have the meaning set forth in Section 7(d)(i) herein.

(d)    WITHOUT CAUSE. Immediately upon written notice by the Company to Executive or, if provided in the written notice, such later date as provided in the written notice, of an involuntary termination without Cause (other than for Death or Disability).

(e)    BY EXECUTIVE WITHOUT GOOD REASON. Upon sixty (60) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason as defined below (which the Company may, in its sole discretion, make effective earlier than any notice date).

(f)    BY EXECUTIVE FOR GOOD REASON. Executive may terminate Executive’s employment for Good Reason by giving the Company written notice of termination for Good Reason specifying in such notice the basis for the Good Reason termination and the condition(s) or action(s) for which Executive believes constitute Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) the Board demotes Executive, materially limits Executive’s duties, or assigns Executive to perform duties that are materially inconsistent with Executive’s position as Chief Executive Officer, (ii) the Company materially reduces Executive’s Base Salary or bonus opportunity, (iii) the Executive no longer reports directly to the Board; provided, however, in each instance, the Company will have thirty30) days from its receipt of Executive’s written notice of the Good Reason termination in which to take corrective action to cure the Good Reason event, and if the Company does not cure the Good Reason event, the Good Reason termination will be effective at the end of the thirtieth (30th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise the right to terminate for Good Reason, Executive must provide written notice of termination for Good Reason within ninety (90) days after the occurrence of the event giving rise to the basis for the Good Reason termination.

7.	CONSEQUENCES OF TERMINATION.

(a)    TERMINATION FOR CAUSE, NON-RENEWAL OF EMPLOYMENT TERM BY EXECUTIVE, OR RESIGNATION BY EXECUTIVE WITHOUT GOOD

REASON. If Executive’s employment is terminated at any time (1) by the Company for Cause,

(2) as a result of non-renewal of the Employment Term by the Executive, or (3) by Executive without Good Reason, then the Company shall pay to Executive the following (with the amounts due under this Section 7(a) to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)	any unpaid Base Salary through the date of termination;

(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)    any accrued but unused vacation time as may be payable in accordance with Company policy; and

(iv)    all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, in each case in accordance with their terms (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)    TERMINATION OF EXECUTIVE’S EMPLOYMENT BY THE COMPANY WITHOUT CAUSE, DUE TO EXECUTIVE’S DEATH OR EXECUTIVE’S DISABILITY, NON-RENEWAL OF EMPLOYMENT TERM BY THE COMPANY, OR BY EXECUTIVE FOR GOOD REASON OUTSIDE OF THE CHANGE IN CONTROL PERIOD. If, outside the Change in Control Period (as defined below), Executive’s employment is terminated (1) by the Company other than for Cause (including due to Executive’s Death or Disability), (2) as a result of non-renewal of the Employment Term by the Company, or (3) by the Executive with Good Reason, then the Company shall pay or provide Executive, or Executive’s estate, as applicable, with the following, subject to the provisions of Section 21 hereof (with the amounts due under Section 7(b)(i) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)	the Accrued Benefits;

(ii)    subject to and conditioned on Executive’s satisfaction and compliance with the conditions and obligations in Sections 8, 9 and 10 hereof, severance compensation as follows: (A) salary continuation payments at Executive’s monthly Base Salary rate as in effect on the date of termination for a period of twelve (12) months following Executive’s termination of employment in accordance with the Company’s regular payroll processes in effect on the date of such termination of employment, and (B) the Annual Bonus, if any, Executive would have been entitled to receive for the year in which termination occurs (on a pro-rated basis for any partial year) had Executive’s employment not terminated, based on actual financial results for such year and on an assumed target-level achievement by Executive of any personal performance objectives, paid on the same date as the payment of annual bonuses to other senior executives of the Company following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, which completion and review shall not be unreasonably delayed; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 21 hereof) or as otherwise required to avoid any additional taxes or penalties under Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii)    subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his eligible dependents, and Executive’s continued copayment of premiums associated with such coverage, a reimbursement, on a monthly basis, for the costs of continued health benefits for himself and his covered dependents from the end of the Employment Term through the date that is twelve (12) months following the end of the Employment Term or such earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA; provided that Executive is eligible and remains eligible for COBRA coverage. Reimbursements under this Section 7(b)(iii) shall be made on a monthly basis, with the reimbursement for any month being paid in the immediately following month. The Company may modify its obligation under this Section 7(b)(iii) to the extent necessary to avoid any penalty or excise taxes imposes on the Company or its Affiliates (or the insurer) under the Patient Protection and Affordable Care Act; and

(iv)    the vesting of RSUs eligible to vest in the year of termination, to the extent provided in Section 3(c)(i) herein.

(c)    TERMINATION OF EXECUTIVE’S EMPLOYMENT BY THE COMPANY WITHOUT CAUSE, BY EXECUTIVE FOR GOOD REASON, OR BY NON-RENEWAL OF THE EMPLOYMENT TERM BY THE COMPANY DURING THE CHANGE IN

CONTROL PERIOD. If, during the Change in Control Period, Executive’s employment is terminated (1) by the Company other than for Cause (other than due to Executive’s Death or Disability), (2) by the Executive with Good Reason, or (3) by the Company by non-renewal of the Employment Term, then the Company shall, in lieu of the benefits set forth in Section 7(b), pay or provide Executive with the following, subject to the provisions of Section 21 hereof (with the amounts due under Section 7(c)(ii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)	the Accrued Benefits;

(ii)    subject to and conditioned on Executive’s satisfaction and compliance with the conditions and obligations in Sections 8, 9 and 10 hereof, severance compensation as follows: (A) salary continuation payments at Executive’s monthly Base Salary rate as in effect on the date of termination for a period of twenty-four (24) months following Executive’s termination of employment in accordance with the Company’s regular payroll processes in effect on the date of such termination of employment, and (B) an amount equal to Executive’s Target Bonus Executive would have been entitled to receive for the year in which termination occurs had Executive’s employment not terminated, paid in one lump sum on the sixtieth (60th) day following the date the Executive’s employment ceases; and

(iii)    subject to the timely election of continuation coverage under COBRA for Executive and his eligible dependents, and Executive’s continued copayment of premiums associated with such coverage, a reimbursement, on a monthly basis, for the costs of continued health benefits for himself and his covered dependents from the end of the Employment Term through the date that is twelve (12) months following the end of the Employment Term or such earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA; provided that Executive is eligible and remains eligible for COBRA coverage. Reimbursements under this Section 7(c)(iii) shall be made on a monthly basis, with the reimbursement for any month being paid in the immediately following month. The Company may modify its obligation under this Section 7(c)(iii) to the extent necessary to avoid any penalty or excise taxes imposes on the Company or its Affiliates (or the insurer) under the Patient Protection and Affordable Care Act; and

(iv)    all then outstanding unvested RSUs shall immediately vest as to one hundred percent (100%) of the then unvested RSUs and all then outstanding unvested PSUs are eligible to vest to the extent that the applicable target stock price threshold is attained as of the date of the consummation of a Change in Control.

(d)	CERTAIN DEFINED TERMS. As used in this Agreement:

  (i)  “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(ii)	“Change in Control” means:

(A)    a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d- 3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(B)    the date, within any consecutive twenty-four (24)-month period, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director whose election or nomination for election by the Company’s stockholders or appointment was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(C)    the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(D)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(iii)  “Change in Control Period” means the three (3)month period prior to or the twelve (12) month period following a Change in Control.

(iv)  “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

 (v)  “Restrictive Period” means the twelve (12) month period following the termination of Executive’s employment for any reason other than by the Company without Cause during the Change in Control Period or by the Executive for Good Reason during the Change in Control Period. In the event Executive’s employment is terminated by the Company without Cause during the Change in Control Period or by the Executive for Good Reason during the Change in Control Period, “Restrictive Period” means the twenty-four (24) month period following such termination of the Executive’s employment.

(e)    RESIGNATION OF ALL OTHER POSITIONS. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have immediately resigned from the Board and any other position as an officer, director, or fiduciary of the Company, any Affiliate or other Company-related entity. Executive agrees to any action reasonably requested by the Company to effect his resignations from any such positions.

(f)    EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment hereunder pursuant to Section 7 hereof shall be in full and complete satisfaction of Executive’s rights under this Agreement and (subject to Executive’s execution of a Release pursuant to Paragraph 8 below) any other claims that Executive may have in respect of Executive’s employment with the Company or any of its Affiliates, with the exception of any rights Executive may have pursuant to RSU and/or PSU Award Agreements and Plan Documents. Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement, with the exception of any claim or rights Executive may have pursuant to the RSU and/or PSU Award Agreements and Plan Documents. Without limiting the foregoing, payments and benefits provided in this Section 7 shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

 8.    RELEASE. Any and all amounts payable and benefits provided pursuant to Sections 7(b) and 7(c) (other than the Accrued Benefits) shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached as Exhibit A hereto (the “Release”), subject to modifications as may be reasonably requested by the Company to address changes in applicable law relating to waivers of claims or relating to any other provisions included in Exhibit A, within sixty (60) days following Executive’s termination of employment.

9.	RESTRICTIVE COVENANTS.

(a)	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(i)    During the course of Executive’s employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all non-public, proprietary data, information, lists, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium, including without limitation work product created by Executive in rendering services for the Company) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition and business plans or strategies, promotions, pricing, costs, personnel, customers, suppliers, distributors, vendors, partners and/or competitors, as well as prospective sales, personnel, customers, suppliers, distributors, vendors, partners and/or competitors; information from third parties that the Company agreed or is otherwise legally obligated to keep confidential; research and development information, engineering and technical information, software codes, and Inventions as defined below. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company or any of its Affiliates. Executive further agrees that the Company owns the Confidential Information and Executive has no rights, title, or interest in any of the Confidential Information.

(ii)    Executive’s confidentiality and non-disclosure obligations under this Agreement shall continue: (A) with respect to trade secret information, for as long as such information constitutes a trade secret under applicable law; and (B) with respect to Confidential Information that does not constitute a trade secret, for as long as such information remains confidential, and will not apply to information that becomes generally known to the public through no fault or action of Executive.

(iii)    Executive will abide by the Company’s policies protecting Confidential Information as well as information technology policies in all material respects, as such policies may exist from time to time. At the Company’s request or upon termination of Executive’s employment with the Company for any reason, Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive’s possession, custody or control. Executive agrees that upon termination of employment, Executive (A) will allow the Company access to Executive’s personal mobile phone and any other of Executive’s personal devices which may contain any of the Company’s Confidential Information and will cooperate with the Company in permanently transferring to the Company and deleting the Confidential Information from such devices, and (B) if requested by the Company, will provide the Company with a signed written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Executive’s possession, custody, or control.

(b)    NONCOMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive will have access to Confidential Information, which, if disclosed or utilized, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries, (iii) in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its Affiliates have substantial relationships with their customers and Executive will have access to these customers, (v) Executive will receive specialized training from the Company and its Affiliates, and (vi) Executive will help develop goodwill for the Company and its Affiliates in the course of Executive’s employment. Accordingly, during the Employment Term and for one (1) year thereafter, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its Affiliates or in any other material business in which the Company or any of its Affiliates is engaged on the date of termination or in which they have actively planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business or plans to conduct business, including, but not limited to, all states of the United States in which the Company or its Affiliates is conducting business or selling its products as of the date Executive’s employment terminates. Restricted competitive businesses under this paragraph 9(b) includes (1) any person or entity engaged in a business that competes with the Company or any of its Affiliates operating in the industry in which Company is actively engaged at end of the Employment Term; (2) any person or entity that offers, sells, designs, manufactures, or provides any Competing Product and competes with the business of Company or any of its Affiliates operating in the industry in which Company is actively engaged at the end of the Employment Term; and/or (3) any person or entity that plans to offer, sell or provide any Competing Product and is actively engaged in developing any Competing Product or starting a business to offer or sell any Competing Product. “Competing Product” means (x) any product or service that is similar to and competitive with any product or service that the Company is manufacturing, offering, selling, distributing, providing, designing, and/or developing during, and as of the end of, the Employment Term, and/or (y) any product or service that is similar to and competitive with any product or service that the Company is manufacturing, offering, selling, distributing, providing, designing, and/or developing during, and as of the end of, the Employment Term; including but not limited to with respect to aftermarket performance products, including but not limited to carburetors, fuel injection systems, exhausts, safety equipment, suspension, brakes, tuning, accessories, lighting, transmission, drivetrain, off- road products, and automotive racing products. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates known to Executive at the end of the Employment Term, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of any entity or person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

(c)	NONSOLICITATION; NONINTERFERENCE.

(i)    During the Employment Term and for one year thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity,

(A) solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Executive’s employment for any reason, a customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates and any of their respective vendors, or licensors.

(ii)    During the Employment Term and Restrictive Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity,

(A) solicit, aid or induce any employee of the Company or any of its Affiliates to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates known to Executive at the end of the Employment Term; provided, however, that this Section 9(c)(ii) shall not preclude Executive from (x) making generalized solicitations for employees of the Company through advertisements or search firms, (or hiring any such persons through such solicitation), provided that such solicitations are not specifically targeted at any such employee of the Company, or (y) soliciting or hiring any former employee of the Company, whose employment with the Company was terminated by such party at least three (3) months prior to such solicitation or hiring and whose termination was not encouraged, solicited or induced by Executive.

(d)    PERMITTED USES OF TRADE SECRETS. Misappropriation of a trade secret of the Company or any Affiliate in breach of this Agreement may subject Executive to liability under, among other laws, the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle such parties to injunctive relief, and require Executive to pay compensatory damages, double damages, and attorneys’ fees. Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive is further notified that if Executive files a lawsuit for retaliation by the Company or any Affiliate for reporting a suspected violation of law, Executive may disclose such entity’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(e)	CONFIDENTIAL DISCLOSURE TO GOVERNMENTAL AND QUASI-

GOVERNMENTAL ENTITIES. Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, the Equal Employment Opportunity Commission, FINRA, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

(f)	INVENTIONS.

(i)    Executive acknowledges and agrees that all ideas, designs, methods, inventions, discoveries, improvements, developments, technology, works of authorship, and all work product of any kind or nature whatsoever, whether patentable or unpatentable,

(A) that relate to the business, products, activities, research, or development of the Company or Executive’s work with the Company, made or conceived or developed by Executive, solely or jointly with others, during the Employment Term, or (B) that arise from any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, and all rights therein including without limitation in claims related thereto (all of the foregoing “Inventions”) shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all intellectual property, proprietary, and other rights therein, including without limitation all rights in and to any patents, copyright registrations, trademark registrations, or other forms of protection that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and other rights and registrations (the “Applications”). Executive will, at the Company’s sole cost and expense and at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions including without limitation to the perfection, registration, maintenance, or enforcement of any rights therein. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and all intellectual property, proprietary, and other rights therein for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing, if the Company is unable for any other reason to secure Executive’s signature on any document for this purpose.

(ii)    In addition, Executive acknowledges that the Inventions are and will be deemed “work made for hire”, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are not or are deemed not to be “works made for hire”, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights, trademarks, and other intellectual property and proprietary rights (and all renewals, revivals and extensions thereof) in or to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions or any intellectual property or other proprietary rights therein, known or unknown, including without limitation prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to and hereby does unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents, copyright registrations, trademark registrations, and other forms of protection that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company. Nothing contained in this Section 9(f) or otherwise in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Inventions or any intellectual property, proprietary, or other rights therein so as to be less in any respect than the Company would have had in the absence of this Agreement.

(iii)    This Section 9(f) does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of Company was used and that was developed entirely on Executive’s own time, unless (A) the invention relates (1) directly to the business of Company, or (2) to Company’s actual or demonstrably anticipated research or development or (B) the invention results from any work performed by Executive for Company.

(iv)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, integrate into or use for or to create any Inventions, or share with the Company, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party and any other necessary rights. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant agreements, policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided the same are consistent with the terms of this Agreement and Executive’s duties to the Company and its Affiliates. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(g)    RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive: (A) will as soon as reasonably practicable deliver to the Company all materials (including all copies and electronically stored data) containing any Confidential Information or other property belonging to the Company or any of its Affiliates in Executive’s possession, custody, or control (including, but not limited to, any Company-provided access cards, keys, credit cards, desktop computers, laptops, USB drives, discs, external hard drives, tablets, cellular phones, or other equipment, or documents and property belonging to the Company); (B) will not retain any copies (hard copy or digitally-stored) of the Confidential Information; and (C) if requested by the Company, will provide the Company with a signed written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information and property of the Company previously in Executive's possession, custody, or control.

(h)    REASONABLENESS OF COVENANTS. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Sections 9(b) and 9(c) hereof, Executive will provide a copy of this Agreement (including, without limitation, this Section 9) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 9) with such entity or any other entity to which Executive performs services. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s Affiliates will have the right to enforce all of Executive’s obligations to that Affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 9. In the event an action is filed to enforce the covenants set forth in this Section 9, then the prevailing party or parties in such action shall be entitled to an award of its costs, including attorneys’ fees, from the party or parties not prevailing.

(i)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(j)    TOLLING. In the event of any violation of the provisions of this Section 9, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(k)    SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination of the Employment Term, the non-renewal of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter.

10.    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will utilize his best efforts, in good faith and in the best interest of Company, respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”), all at the Company’s sole cost and expense. Executive agrees to promptly inform the Board if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. Executive also agrees to promptly inform the Board (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Board or the Company’s counsel.

11.    EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event that a legal action is filed and a judgment entered ruling that Executive has violated Section 9 hereof, any severance or other benefits being paid or provided to Executive and/or Executive’s dependents pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company upon the Company making written demand on the Executive for such payment; provided, however, that the Executive will, in any event, be entitled to receive or retain Five Hundred Dollars ($500.00) of the severance. The Company and Executive acknowledge and agree that such forfeiture and claw back are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with the Executive’s breach of any covenant or provision set forth in this Agreement.

12.    SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of Executive hereunder are personal and may not be assigned without the Company’s prior written consent. In addition, the Company may assign this Agreement and its rights and obligations to any successor to all of substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any assignee set forth above or successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed mail or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to Executive at the address (or to the email address) shown in the books and records of the Company, and if to the Company, to the Board Chair or Executive Chair, the Chair of the Board’s Audit Committee, and the Company’s General Counsel or Chief Legal Officer, at the Company’s principal executive office, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    INSURANCE. Executive will be covered by the Company’s director and officer insurance policy to the same extent as all other senior executive officers of the Company. Subsequent to the cessation of Executive’s employment with the Company, the Company shall ensure that the insurance coverage is continued with respect to any claims made against the Executive with respect to acts or omissions during the time Executive was employed by the Company.

15.	SECTION HEADINGS; INCONSISTENCY; CONSTRUCTION. The section

headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any policy of the Company, the terms of this Agreement shall govern and control. This Agreement is the result of negotiations between the parties, and no party shall be deemed the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

16.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

17.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or other electronic means (including, without limitation, DocuSign, pdf format, or any electronic signature complying with the U.S. ESIGN Act of 2000) are acceptable the same as original signatures for execution of this Agreement.

18.    GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without giving effect to any choice-of-law rule or conflict-of-law principle that would cause the application of the laws of any jurisdiction other than Kentucky. Each of the parties agrees that any dispute between the parties arising out of or relating to this Agreement, Executive’s employment with the Company or any of its Affiliates shall be resolved exclusively a state or federal court having appropriate subject matter jurisdiction located in, or whose judicial district encompasses or serves, Warren County, Kentucky and the appellate courts having jurisdiction of appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts located in, or whose judicial district encompasses or serves, Warren County, Kentucky and the appellate courts having jurisdiction of appeals from such courts, and agrees that all claims in respect of any such Proceeding shall be heard and determined in a state or federal court having appropriate subject matter jurisdiction located in, or whose judicial district encompasses or serves, Warren County, Kentucky and the appellate courts having jurisdiction of appeals from such courts, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or personal jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE

ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Kentucky.

19.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings (including, without limitation, the offer letter dated April 26, 2023 (the “Former Agreement”) and the Company and its Affiliates shall have no liability with respect to the Former Agreement) between Executive and the Company and its Affiliates with respect to the subject matter hereof; provided that in the event that Executive becomes a party to any other agreement providing for restrictive covenants similar to Section 9, such agreement shall also apply pursuant to its terms. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.	REPRESENTATIONS.

(a)    Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impede Executive from performing all of Executive’s duties and obligations hereunder, and (c) Executive has not provided and will not provide to the Company, and will not use or disclose during the performance of Executive’s services for the Company, any third party’s documents, materials, or information subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.

(b) Upon Executive’s start date, Executive shall execute and be subject to the Company’s Indemnification Agreement entered into between Holley Inc. and its officers and directors.

21. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this
Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HOLLEY INC.

By:  /s/ Matthew E. Rubel

Name: Matthew Rubel

Title:   Executive Chairman

 Holley Inc

[Signature Page to Employment Agreement (Holly Inc. and Matthew Stevenson)]

EXECUTIVE:

/s/Matthew J. Stevenson

Matthew Stevenson

[Signature Page to Employment Agreement (Holly Inc. and Matthew Stevenson)]

EXHIBIT A

Form of Release

See attached.

GENERAL RELEASE

I, Matthew Stevenson, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by Holley Inc. (“Employer”), of its material obligations under the Employment Agreement (the “Agreement”), do hereby release and forever discharge as of the date hereof Employer (together with its  Subsidiaries, the “Company”), their respective Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1.    I understand that any payments or benefits paid or granted to me under [INSERT APPLICABLE SECTION] of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in [INSERT SPECIFIC SECTION] of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.    I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, crossclaims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, including, but not limited to, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, any obligation of the Company (i) contained in the Agreement to be performed after the date hereof; (ii) with respect to Accrued Benefits (as defined in the Agreement); or (iii) with respect to Performance and/or Restricted Stock Units (PSUs and/or RSUs) (as defined in the Agreement).

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3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Parties either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.    I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.    Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Sections 9 and 10 of the Agreement.

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10.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.    Notwithstanding anything to the contrary, nothing herein or in any Company policy or agreement shall prevent me from (i) speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (iii) truthfully responding to or complying with a subpoena, court order, or other legal process; (iv) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; or (v) exercising any right I may have under applicable labor laws to engage in protected concerted activity with other employees; provided however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

12.    For purposes of this General Release, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)    I HAVE READ IT CAREFULLY;

(b)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THIS GENERAL RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)    I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT AND THE CHANGES MADE SINCE THE LATEST VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THIS GENERAL RELEASE;

(g)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:    May 13th, 2023                                                                                                 /s/ Matthew J. Stevenson

                                                                                                         Matthew Stevenson

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